EXHIBIT 23.1

Independent Auditor’s Consent

We consent to the incorporation by reference in the registration statement (Nos. 333-29843, 333-70245, and 333-69252) on Form S-8 of our report dated June 11, 2004 appearing in the Annual Report on Form 11-K of SPX Corporation Retirement Savings and Stock Ownership Plan for the one-day period ended December 31, 2003.

/s/ Plante & Moran, PLLC

Southfield, Michigan

June 21, 2004